Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President, Finance and Administration, and Chief Financial Officer (609) 275-0500 jack.henneman@integralife.com	Angela Steinway (609) 936-2268 angela.steinway@integralife.com

Integra LifeSciences Appoints Peter J. Arduini as
President and Chief Operating Officer

Gerard S. Carlozzi to retire at end of 2010

John B. Henneman, III extends employment agreement through 2012

Plainsboro, New Jersey, October 12, 2010 – Integra LifeSciences Holdings Corporation (NASDAQ: IART) Stuart Essig, Integra’s Chief Executive Officer, announced today the appointment of Peter J. Arduini to the position of President and Chief Operating Officer, effective November 1, 2010. In this position, Mr. Arduini will have direct responsibility for all the Company’s operations, including Orthopedics, Neurosurgery and Instruments. He will report to Mr. Essig, Integra’s Chief Executive Officer. Mr. Arduini will succeed Mr. Gerard S. Carlozzi, who is planning to retire at the end of 2010.

Mr. Essig noted that he is delighted to be able to bring someone of Mr. Arduini’s talent and experience into a leadership role with Integra, adding, “We look forward to Pete joining our outstanding and tenured leadership team. We believe that he will make a significant contribution to this team and Integra’s decision-making processes. We expect this team to examine new growth opportunities and strategies and to continue our long-term goal of building a larger and better medical device company.”

“I am looking forward to this very exciting challenge. I feel fortunate to be joining a cohesive team that has grown Integra through acquisitions, as well as internal development,” said Arduini. “I particularly look forward to working with Stuart, the leadership team that he has built, and the board of Integra as we continue to build a successful, diversified healthcare company for the benefit of patients and our shareholders.”

Mr. Arduini was most recently Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter with diversified products ranging from IV solutions and medical devices to pharmaceuticals. Since joining Baxter, Mr. Arduini has rebuilt the business from a flat growth business to one growing in the high single-digits, while substantially improving pre-tax profit. He accomplished this while simplifying the operating structure and instilling a focus on innovation and quality.

Prior to Baxter, Mr. Arduini spent 15 years at GE Healthcare, most recently as General Manager, Global Functional and Computed Tomography Business. There he was responsible for a $2.2 billion business, GE Medical’s most profitable business at that time. Mr. Arduini also served as the Global General Manager of GE Medical’s Services Business, where he was responsible for six profit-and-loss centers and a $3 billion service portfolio. He also served as General Manager, USA Sales, for GE’s diagnostic imaging business. Prior to GE Medical, Mr. Arduini held various sales and marketing positions at Procter & Gamble.

Mr. Arduini holds a Bachelor of Science from Susquehanna University and an MBA from Northwestern University, Kellogg School of Management. Mr. Arduini and his family will relocate to be near Integra’s headquarters in Plainsboro, New Jersey.

Gerry Carlozzi, Executive Vice President and Chief Operating Officer of Integra, also announced his plans to retire, effective at the end of 2010. Mr. Carlozzi will remain a consultant to the company through June, 2011. In this capacity, Mr. Carlozzi will assist in the transition of the worldwide sales and marketing, research and development, clinical education, manufacturing, quality and regulatory activities of Integra to Mr. Arduini.

Mr. Carlozzi has served as Integra’s Chief Operating Officer since 2003. From 1999 to 2003, Mr. Carlozzi was President, Chief Executive Officer and a member of the Board of Directors of Bionx Implants, Inc, through its acquisition by the ConMed Corporation. Mr. Carlozzi also formerly held positions with Synthes USA, and Acufex Microsurgical.

“I want to express my great appreciation to Gerry from all of us on Integra’s management team and the Board of Directors,” said Mr. Essig. “His contributions have strengthened our leadership team and increased our ability to execute on key operating objectives. Gerry has focused the company on growth opportunities for our existing products and technologies and in the integration of newly acquired businesses. For seven years, he has driven our mission to lead in the development of innovative medical devices. He has been a great partner at Integra.”

Further, the company announced that it had extended the term of the employment agreement with John B. Henneman, III, the company’s Executive Vice President, Finance and Administration, and Chief Financial Officer, through 2012. “I am pleased to be part of a great management team and look forward to helping lead the company through the next stages of its growth,” said Mr. Henneman.